Exhibit 99.7

BENEFICIAL OWNER ELECTION FORM

UNITS OF MERCANTILE BANCORP, INC.
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

I (We) acknowledge receipt of your letter and the enclosed materials relating to the offering by Mercantile Bancorp (the “Company”) of up to 8,703,330 Units pursuant to the exercise of subscription rights (“Subscription Rights”) distributed to all holders of record of shares of common stock, $0.4167 par value per share (“Common Stock”), of the Company, as of 5:00 p.m., New York City time, on [ • ]. One Unit consists of one share of the Company’s Common Stock and one warrant to purchase one share of the Company’s Common Stock.

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase Units distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus (the “Prospectus”), dated [ • ], 2010, and the related Instructions for Use of Mercantile Bancorp, Inc. Subscription Rights Certificates.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

Section 1:  OFFERING INSTRUCTIONS (check the appropriate box if you wish to exercise subscription rights)

IF YOU WISH TO EXERCISE ALL OR A PORTION OF YOUR BASIC SUBSCRIPTION PRIVILEGE:

☐	Please exercise subscription rights for me (us) and purchase Units as set forth below:

	X	$[ • ]	=	$

(no. of subscription rights to be exercised)		(subscription price per whole Unit)		(total Subscription Price of Basic Subscription Privilege)

IF EXERCISED YOUR BASIC SUBSCRIPTION PRIVILEGE IN FULL AND YOU WISH TO EXERCISE ALL OR A PORTION OF YOUR OVER-SUBSCRIPTION PRIVILEGE:

☐	Please exercise subscription rights for me (us) and purchase Units as set forth below (up to the amount of your Basic Subscription Privilege):

	X	$[ • ]	=	$

(no. of new Units)		(subscription price per whole Unit)		(total Subscription Price of Over-Subscription Privilege)

IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE:

Please disregard this mailing.

Section 2:  PAYMENT

☐	Payment in the amount of $ is enclosed. This amount should be the total of the “total Subscription Price of Basic Subscription Privilege” and “total Subscription Price of Over-Subscription Privilege” above.

☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $      (This amount should be the total of the “total Subscription Price of Basic Subscription Privilege” and “total Subscription Price of Over-Subscription Privilege” above)

Section 3:  SUBSCRIPTION AUTHORIZATION

I acknowledge that I have received the Prospectus for this offering of Subscription Rights and I hereby exercise such Subscription Rights for the number of Units indicated above on the terms and conditions specified in the Prospectus.

Signature(s) of subscriber(s):

Date	Date

Signature(s)	Signature(s)

Please Type or Print Name(s)	Please Type or Print Name(s)